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                                                                  EXHIBIT 99.1




                    [AMERICAN REALTY TRUST, INC. LETTERHEAD]


                  AMERICAN REALTY TRUST ANNOUNCES MARGIN CALLS

DALLAS, June 19, 2000 (PRIMEZONE) -- American Realty Trust, Inc. (NYSE: ARB - news) announced Monday that on Friday, June 16, 2000, the company received margin calls from numerous margin lenders with respect to its existing margin debt in the total amount of approximately $35 million which is secured by the company's equity investments in its affiliates, Income Opportunity Realty Investors, Inc. (AMEX: IOT - news), Transcontinental Realty Investors, Inc. (NYSE: TCI - news), and National Realty, L.P. (AMEX: NLP - news).

American Realty Trust is not currently in a position to satisfy such debt and, as a result, the company may default in its obligations under the related margin agreements. ART intends to negotiate with its margin lenders regarding the terms of repayment of this debt. There can be no assurance that the company will be successful in its efforts to negotiate satisfactory terms for the repayment of this debt.

Dallas-based American Realty Trust, Inc. owns a diverse portfolio of properties located across the United States, as well as interests in mortgage loans and stock holdings in real estate related entities. For more information on the company, go to the Investor Data page of its web site at www.amrealtytrust.com.

CONTACT:       Ken Fairchild
               Fairchild Motta
               (214) 691-2232 or
               (214) 695-1464

SOURCE:        American Realty Trust, Inc.